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                                                                     EXHIBIT 4.2

                                 CERTIFICATE OF
                                AMENDMENT OF THE
                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                WEBMETHODS, INC.

                (Under Section 242 of the General Corporation
                       Law of the State of Delaware)

      WEBMETHODS, INC. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does, by Phillip Merrick, its President, attested by Jack L. Lewis, its Secretary, under its corporate seal, hereby certify that:

      I. The original Certificate of Incorporation of the Corporation (previously known as "TransactNet, Inc.") was filed with the Secretary of State of the State of Delaware on June 12, 1996. Certificates of Amendment of the Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on January 21, 1997 and October 9, 1997. A Certificate of Designation of the Corporation was filed with the Secretary of State of the State of Delaware on October 21, 1997, and a Certificate of Amendment and Restatement of the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1997. A Certificate of Amendment was filed with the Secretary of the State of Delaware on March 18, 1998. A Certificate of Second Amendment and Restatement of the Certificate of Incorporation was filed with the Secretary of the State of Delaware on September 18, 1998. A Certificate of Third Amendment and Restatement of the Certificate of Incorporation was filed with the Secretary of the State of Delaware on April 28, 1999. A Certificate of Fourth Amendment and Restatement of the Certificate of Incorporation was filed with the Secretary of the State of Delaware on November 3, 1999. A Certificate of Fifth Amendment and Restatement of the Certificate of Incorporation was filed with the Secretary of the State of Delaware on February 15, 2000.

      II. This Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation further amends the Fifth Amended and Restated Certificate of Incorporation by deleting from such Fifth Amended and Restated Certificate of Incorporation Article FOURTH and substituting in lieu of such provisions the text of the following paragraphs:

                           ARTICLE IV

            The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is five hundred million (500,000,000), par value $.01 per share, and the number of shares of preferred stock authorized to be issued is fifty million (50,000,000), par value $.01 per share.


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            The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

            Except as otherwise expressly provided in any Preferred Stock Designation, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the board of directors without approval of the holders of the Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, or any future class or series of Preferred Stock or Common Stock.

      III. Pursuant to Sections 141 and 242 of the DGCL, at a meeting of the Board of Directors of the Corporation held on July 7, 2000, the Board of Directors of the Corporation deemed it advisable and in the best interests of the Corporation to amend the Fifth Amended and Restated Certificate of Incorporation as set forth in this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation and directed that this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation be submitted for consideration and action thereon by the Stockholders of the Corporation.

      IV. Pursuant to Sections 211 and 242 of the DGCL, the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon voted in favor of, approved and adopted this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation, including the text set forth in Article II hereof.

      V. The text of the Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation set forth in Article II hereof was duly adopted by the Board of Directors and by the holders of two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 141, 211 and 242 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Fifth Amended and Restated Certificate of Incorporation to be signed and executed in its corporate name by Phillip Merrick, its President, and attested to by Jack L. Lewis, its Secretary, who declare, affirm, acknowledge and certify under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true, as of the 15th day of August, 2000.



ATTEST:                                   WEBMETHODS, INC.



/s/ Jack L. Lewis                         By:/s/ Phillip Merrick
------------------------------------         -------------------
Jack L. Lewis, Secretary                     Phillip Merrick, President



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